Exhibit (h)(vii) under Form N-1A
                                             Exhibit 10 under Item 601/Reg S-K


                                  AGREEMENT
                                     For
                         SUB-ADMINISTRATIVE SERVICES

   AGREEMENT made as of December 1, 2001, by and between Regions Morgan Keegan Select Funds, a Massachusetts business trust having its principal office and place of business in Pittsburgh, Pennsylvania ("Investment Company"), on behalf of its portfolios now existing or hereafter created, as identified on Exhibit 1 hereto as the same may be amended from time to time (each a "Fund" and collectively the "Funds"), and Regions Bank, having its principal place of business in Birmingham, Alabama ("Regions").

   WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued shares of capital stock ("Shares"); and

   WHEREAS, the Investment Company desires to appoint Regions as its administrator to provide it with certain Administrative Services (hereinafter defined) exclusively or in conjunction with one or more co-administrators, and Regions desires to accept such appointment.

   NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.  Appointment.

   The Investment Company hereby appoints Regions as sub-administrator for the period on the terms and conditions set forth in this Agreement.
Regions hereby accepts such appointment and agrees to furnish the services set forth in Article 2 of this Agreement in return for the compensation set forth in Article 6 of this Agreement.

Article 2.  Region's Duties.

   As administrator, in conjunction with any other administrators, and subject to the supervision and control of the Board and in accordance with Proper Instructions (hereinafter defined) from the Investment Company, Regions will provide facilities, equipment, and personnel to carry out the following administrative services for the operation of the business and affairs of the Investment Company and each of its Funds:

   A. assist in drafting and reviewing the Investment Company's minutes of meetings of the Board and Shareholders;

   B. assist in negotiating contracts on behalf of the Investment Company with, among others, the Investment Company's distributor, transfer agent, custodian and fund accountant, subject to any applicable restrictions of the Board or the 1940 Act;

   C. assist in coordinating the layout and printing of publicly disseminated prospectuses and reports;

   D. coordinate and assist with the design, development, and operation of the Investment Company and the Funds and new product initiatives;

   E. provide individuals reasonably acceptable to the Board for nomination, appointment, or election as officers of the Investment Company, who will be responsible for the management of certain of the Investment Company's affairs as determined by the Investment Company's Board;

   F. consult with the Investment Company, its Board, and any other administrators on matters concerning the Investment Company, its affairs, and operations;

   G. assist in the development and preparation of due diligence materials to assist the Board's consideration and approval of the Investment Company's fund accountant, custodian, and shareholder servicing agent;

   H. assist in coordinating with fund counsel, independent auditors (including providing records), custodians and sub-custodians, rating and publication agencies, outside vendors (including printing and mailing income breakdown data to client services and transfer agent), and the SEC regarding inspections (including providing records) and comments on registration statements;

   I. assist in coordinating board meeting dates, agendas, responsibilities, and deadlines;

   J. assist in producing operating and compliance reports and in collecting and assembling reports required by board-adopted procedures;

   K. assist in coordinating custodian presentations (including 17f-5 materials);

   L.   assist in drafting and reviewing shareholder meeting scripts;

   M. assist in the drafting and production of account applications and operational matters relating to establishing new accounts;

   N. assist in creating and coordinating strategic and tactical marketing support to the Funds; and

   O. providing additional assistance to the Investment Company's co-administrator, as Regions may mutually agree from time to time, and provide general service relating to the Funds' operations.

   The foregoing, along with any additional services that Regions shall agree in writing to perform for the Investment Company hereunder, shall hereafter be referred to as "Administrative Services."

Article 3.  Records.

   Regions shall create and maintain all necessary books and records required by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it. Where applicable, such records shall be maintained by the Administrator for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Investment Company which are in the possession of Regions shall be the property of the Investment Company. The Investment Company, or the Investment Company's authorized representatives, shall have access to such books and records at all times during Region's normal business hours. Upon the reasonable request of the Investment Company, copies of any such books and records shall be provided promptly by Regions to the Investment Company or the Investment Company's authorized representatives.

Article 4.  Duties of the Fund.

      The Fund assumes full responsibility for the preparation, contents and distribution of its own offering document and for complying with all applicable requirements the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of government authorities having jurisdiction.

Article 5.  Expenses.

      Regions shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Investment Company, including the compensation of Regions employees who may serve as trustees or officers of the Investment Company. The Investment Company shall be responsible for all other expenses incurred by Regions on behalf of the Investment Company, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not Regions's employees, trade association dues, and other expenses properly payable by the Funds and/or the classes.


Article 6.  Compensation.

      For the Administrative Services provided, the Investment Company hereby agrees to pay and Regions hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee at an annual rate of the average daily net asset value of the Funds as provided below.

                                  Average Daily Net Assets
           Max. Admin. Fee             of the Funds

               .025%               on the first $2.5 billion
               .04%                on the next $2.5 billion
               .05%                on assets in excess of $5 billion
     (Average Daily Net Asset break points are on a complex-wide basis)

   The compensation and out of pocket expenses attributable to the Funds shall be accrued daily by the Funds and paid to Regions no less frequently than monthly, and shall be paid daily upon request of Regions. Regions will maintain detailed information about the compensation and out of pocket expenses by the Funds.

   Regions may in its sole discretion waive receipt of all or a part of the foregoing administrative fee from time to time. The foregoing administrative fee shall be waived for the first six month of this Agreement for the Regions Morgan Keegan Select Government Money Market Fund.

Article 7.  Proper Instructions.

   As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) Regions reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Investment Company, or the Fund, and Regions promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company, or the Fund, and Regions are satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.

Article 8.  Assignment.

   Except as provided herein, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party, except that Regions may, upon prior written notice but without further consent on the part of the Investment Company, subcontract for the performance of such services with any subsidiary commonly owned or controlled by Regions Bank, N.A., but Regions will remain fully responsible to the Investment Company for the acts and omissions of such affiliated subsidiary. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 9.  Documents.

   A. In connection with the appointment of Regions under this Agreement, the Investment Company shall file with Regions the following documents:

        (1) A copy of the Declaration of Trust and By-Laws of the Investment Company and all amendments thereto ("Charter Documents");

        (2) A copy of the resolution of the Board of the Investment Company authorizing this Agreement; and

        (3)   A copy of the current Prospectus for each Fund.

   B. The Fund will also furnish from time to time the following documents:

        (1) Each resolution of the Board of the Investment Company authorizing the original issuance of each Fund's, and/or Class's Shares;

        (2) Each Registration Statement filed with the SEC and amendments thereof, including current prospectuses and statements of additional information as amended from time to time, and orders relating thereto in effect with respect to the sale of Shares of any Fund, and/or Class;

        (3) A certified copy of each amendment to the governing document and the By-Laws of the Investment Company;

(4)   Certified copies of each vote of the Board authorizing officers to give
              Proper Instructions to the administrators, Custodian and agents for fund accountant and shareholder recordkeeping or transfer agency services; and

        (5) Such other certifications, documents or opinions which Regions may, in its discretion, deem necessary or appropriate in the proper performance of its duties.

Article 10.  Representations and Warranties.

   A.   Representations and Warranties of Regions

        Regions represents and warrants to the Fund that:

        (1) it is a national banking association organized under the banking laws

        (2) it is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

        (3)   it  is   empowered   under   applicable   laws   and   by   its
              organizational documents and By-Laws to enter into and perform this Agreement;

        (4) all requisite proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

        (5) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

        (6) it is in compliance with federal securities law and applicable federal and state banking requirements and in good standing as an administrator; and

   B.   Representations and Warranties of the Investment Company

        The Investment Company represents and warrants to Regions that:

        (1) It is an investment company duly organized and existing and in good standing under the laws of its state of organization;

        (2) It is empowered under applicable laws and by its Charter Documents to enter into and perform its obligations under this Agreement;

        (3) All corporate proceedings required by said Charter Documents have been taken to authorize it to enter into and perform its obligations under this Agreement;

        (4) The Investment Company is an open-end investment company registered under the 1940 Act; and

        (5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

Article 11.  Indemnification.

A. Regions shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on Region's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

B. At any time Regions may apply to any officer of the Investment Company or Fund for instructions, and may consult with legal counsel experienced in the 1940 Act (who may be counsel for the Investment Company) with respect to any matter arising in connection with the services to be performed by Regions under this Agreement, and Regions and its agents or subcontractors shall not be liable and shall be indemnified by the Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel, provided such action is not in violation of applicable federal or state laws or regulations.

C. Any person, even though also an officer, director, trustee, partner, employee or agent of Regions, who may be or become an officer, trustee, partner, employee or agent of the Investment Company, shall be deemed, when rendering services to the Investment Company or acting on any business of the Investment Company (other than services or business in connection with the duties of Regions hereunder) to be rendering such services to or acting solely for the Investment Company and not as an officer, director, trustee, partner, employee or agent or one under the control or direction of Regions even though paid by Regions.

D. If at any time another entity performs administrative services to any Fund, including without limitation those services listed herein or services similar to those listed herein, Regions and such other entity shall in no event be liable for the acts or omissions of the other.

   E. Regions shall be kept indemnified by the Investment Company and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the subparagraph (D) above.

   F. Regions shall not be responsible for and the Investment Company or Fund shall indemnify and hold Regions, including its officers, directors, shareholders and their agents, employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

        (1) The acts or omissions of any Custodian, Adviser, Sub-adviser, Fund Accountant, Transfer Agent, or other party contracted by or approved by the Investment Company or Fund,
        (2) The reliance on or use by Regions or its agents or subcontractors of information, records and documents in proper form which

              (a) are received by Regions or its agents or subcontractors from Advisers, Sub-advisers, or other third parties contracted by or approved by the Investment Company or Fund for use in the performance of services under this Agreement; or

              (b) have been prepared and/or maintained by the Fund or its affiliates or any other person or firm on behalf of the Investment Company.

        (3) The reliance on, or the carrying out by Regions or its agents or subcontractors of Proper Instructions of the Investment Company or the Fund.

(4)   The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

G. In all cases, Regions shall not be protected by this Article 11 from liability for any act or omission resulting from Regions's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. In addition, Regions shall not be protected from liability for any act or omission resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of Regions's affiliates, agents or employees, of any subcontractor selected by Regions, or a subsidiary commonly owned or controlled by Regions Bank, N.A.

H. In order that the indemnification provisions contained in this Article 11 shall apply, however, it is understood that the party seeking indemnification ("Claimant") will use all reasonable care to promptly identify and notify the party against whom indemnification is sought ("Indemnifier") concerning any situation which presents or appears likely to present the probability of a claim for indemnification, and shall advise the Indemnifier of all pertinent facts and developments concerning the situation in question. The Indemnifier shall have the option to defend the Claimant against any claim which may be the subject of this indemnification. In the event that the Indemnifier so elects, it will so notify the Claimant and thereupon the Indemnifier shall take over complete defense of the claim, and the Claimant shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Article
      11. The Claimant shall in no case confess any claim or make any compromise in any case in which the Indemnifier will be asked to indemnify the Claimant except with the Indemnifier's prior written consent.


Article 12.  Term and Termination of Agreement.

   This Agreement shall begin as of the date of execution above, and shall continue in effect with respect to each Fund presently set forth on Exhibit 1 (as it may be amended from time to time) through December 31, 2002, and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof, if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Investment Company, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for that purpose, provided however and notwithstanding the foregoing, this Agreement shall be coterminous with the Agreement for Administrative Services and Transfer Agency Services between Regions Morgan Keegan Select Funds and Federated Services Company, dated as of December 1, 2001. The termination date for all original or after-added Funds which are, or become, a party to this Agreement shall be coterminous.

   In the event, however, of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties by Regions, the Investment Company has the right to terminate the Agreement upon 60 days written notice, if Regions has not cured such willful misfeasance, bad faith, gross negligence or reckless disregard of its duties within 60 days.

   Should the Investment Company exercise its rights to terminate, all reasonable out-of-pocket expenses associated with the movement of records and materials will be borne by the Investment Company or the appropriate Fund. The provisions of Article 11 shall survive the termination of this Agreement.

   In addition, each party reserves the right to immediately terminate this Agreement upon the giving of written notice in the event of: the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or a final, unappealable judicial, regulatory or administrative ruling or order in which either party has been found guilty of criminal behavior in the conduct of its business.

Article 13.  Amendment.

   This Agreement may be amended or modified only by a written agreement executed by both parties.

Article 14.  Interpretive and Additional Provisions.

   In connection with the operation of this Agreement, Regions and the Investment Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Charter Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 15.  Governing Law.

   This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania.

Article 16.  Notices.

   Except as otherwise specifically provided herein, notices and other writings delivered or mailed postage prepaid to the Investment Company at 5800 Corporate Drive, Pittsburgh, PA 15237-7001, Attention: Secretary, or to Regions Bank, N.A., at 417 North 20th Street, Birmingham, AL 35201-0247 or to such other address as the Investment Company or Regions Bank may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 17.  Counterparts.

      This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

Article 18.  Merger of Agreement.

   This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 19.  Successor Agent.

   If the Investment Company shall appoint a successor agent for the Investment Company, Regions shall upon termination of this Agreement deliver to such successor agent at the office of Regions all properties of the Investment Company held by Regions hereunder. If no such successor agent shall be appointed, Regions shall deliver such properties to the Investment Company.


Article 20.  Force Majeure.

   Regions shall have no liability for cessation of services hereunder or any damages resulting there from to the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance that, in each case, could not have been prevented through the exercise of reasonable diligence.

Article 21.  Severability.

      In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


                              REGIONS MORGAN KEEGAN SELECT FUNDS


                              By:  /s/ Heather Froehlich
                              Name:  Heather Froehlich
                              Title:  Vice President


                              REGIONS BANK

                              By:  /s/ Thomas R. Gamble
                              Name:  Thomas R. Gamble
                              Title:  Senior Vice President

                                  EXHIBIT 1
CONTRACT
DATE                                        Regions Morgan Keegan Select Funds


------------------------------------------------------------------------------


December 1, 2001 Regions Morgan Keegan Select Aggressive Growth Fund December 1, 2001 Regions Morgan Keegan Select Balanced Fund
December 1, 2001  Regions Morgan Keegan Select Fixed Income Fund
December 1, 2001 Regions Morgan Keegan Select Government Money Market Fund December 1, 2001 Regions Morgan Keegan Select Growth Fund
December 1, 2001  Regions Morgan Keegan Select Limited Maturity Government
                  Fund
December 1, 2001 Regions Morgan Keegan Select Treasury Money Market Fund December 1, 2001 Regions Morgan Keegan Select Value Fund
December 1, 2002  Regions Morgan Keegan Select Strategic Equity Fund



Revised:  December 1, 2002


                              Amendment No. 1 to
                 Agreement for Sub-Administrative Services

                                  between

                     Regions Morgan Keegan Select Funds

                                    and

                                Regions Bank



      This Amendment to the Agreement for Sub-Administrative Services ("Agreement") dated as of December 1, 2001 between Regions Morgan Keegan Select Funds ("Funds") and Regions Bank ("Regions") is made and entered into as of May 17, 2002.



      WHEREAS, the Funds have entered into the Agreement with Regions;



      WHEREAS, the Funds desire and Regions agrees to amend certain provisions of the Agreement for good and valuable consideration, of which the parties hereby acknowledge receipt;



      NOW, THEREFORE, the parties intending to be legally bound agree as follows:


      The first paragraph of Article 12 "Term and Termination of Agreement" is hereby deleted in its entirety and replaced with the following:

      This Agreement shall begin as of the date of execution above, and shall continue in effect with respect to each Fund presently set forth on Exhibit 1 (as it may be amended from time to time) through December 31, 2003, and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof. Notwithstanding the foregoing, this Agreement shall be coterminous with the Agreement for Administrative Services and Transfer Agency Services between Regions Morgan Keegan Select Funds and Federated Services Company, dated as of December 1, 2001, as amended. The termination date for all original or after-added Funds that are, or become, a party to this Agreement shall be coterminous.




WITNESS the due execution hereof this 17th day of May, 2002.



                    Regions Morgan Keegan Select Funds





                    By:   /s/ Heather W. Froehlich

                    Name:  Heather W. Froehlich

                    Title:  Vice President





                    Regions Bank





                    By:   /s/ Thomas R. Gamble

                    Name:  Thomas R. Gamble

                    Title:  Senior Vice President